Consent of Independent Registered Public Accounting Firm

To the Board of Directors of First Investors Life Insurance Company and
Contract owners of First Investors Life Level Premium Variable Life Insurance:

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-149362 on Form N-6 of our report dated April 26, 2012 with respect to the statement of assets and liabilities of First Investors Life Level Premium Variable Life Insurance (Separate Account B) as of December 31, 2011 and the related statements of operations and changes in net assets and financial highlights for the year then ended and of our report dated April 26, 2012 with respect to the statutory statements of admitted assets, liabilities and capital and surplus of First Investors Life Insurance Company (“the Company”) as of December 31, 2011 and the related statutory statement of income, changes in surplus, and cash flows for the year then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement.

Our report on the Company dated April 26, 2012 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the New York State Department of Financial Services (“statutory accounting practices”), which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly, in conformity with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2011 and the results of operations or its cash flows for the year then ended.

/s/ KPMG LLP

New York, New York
April 30, 2012